Exhibit 10.4

Loan Agreement Certificate

(I) Loan amount	200, 000, 000 yen

(2) Purpose	Fund for equipment purchase

(3) Repayment period	October 31, 2032

(4) Repayment method	Starting with November 30, 2023, as the first installment, 1,850,000 yen will be repaid in monthly installments at the end of each month. The remaining balance will be fully repaid at the due date.

(5) Applicable interest rate	0.30% per annum

(6) Method and timing of interest payments	Starting with November 30, 2022, payments for the previous month’s amount will be made in arrears on the last day of each subsequent month.

(7) Default interest date	1.35% per annum

(8) Other Contract Terms

GATES Inc. (hereinafter referred to as “Party B”) has borrowed and received funds from Japan Finance Corporation (hereinafter referred to as “Party A”, handled by the Small and Medium Enterprise Business Headquarters) through a promissory loan, under the terms listed below and the special provisions stated on the reverse side.

To certify this agreement, one original copy of the promissory note has been prepared, with Party A holding the original and Party B holding a copy.

October 25, 2022

Party A: 1-9-4 Otemachi, Chiyoda-ku, Tokyo
Japan Finance Corporation (JFC)
1-14-9 Nishi-shinjuku, Shinjuku-ku, Tokyo
Japan Finance Corporation Shinjuku Branch

General Manager, Long-Term Business Division
Masaichi Nagase

Party B: 8-17-1 Nishi-shinjuku Shinjuku-ku, Tokyo 160-6134 GATES Inc. Yuji Sekino, Representative Director

Article 1 (Loan Receivable)

(1)	Party B has deposited the loan to Party A free of charge, and Party A has received the same.

(2)	Party A shall pay the amount of the loan deposited by Party B pursuant to the preceding paragraph (hereinafter referred to as the “Loan Deposit”). After the completion of the prescribed procedures such as the registration of the settlement of the mortgage based on the Deed, the loan proceeds shall be paid out in accordance with the method of payment of the loan received as requested by Party B using the List of Use of Funds, etc. Provided, however, that Party B shall not raise any objection to the amount of payment and the timing thereof, even if Party A changes such amount or timing.

(3)	In the event that Party A pays out the loan acceptance amount to Party B by check payment, if Party A finds that the seal impression stamped on the document designated by Party A submitted by Party B matches the seal impression previously notified, Party A shall not be liable for any damages incurred in connection with the payment amount.

(4)	Party B may not assign or pledge the Loan Receivables to any person.

(5)	During the period of acceptance of the Loan Acceptance, Party A and Party B shall not pay interest on the loan equivalent to the amount of the Loan Acceptance.

(6)	In the event that Party B assigns or pledges the Loan Acceptance Receivables to a third party in violation of the provisions of Paragraph (4), or in the event that Party B has dispatched a provisional payment, preservative seizure, or order of Party A or notice thereof to the Loan Acceptance Receivables, Party B shall automatically forfeit the benefit of time of the Loan Obligations notwithstanding the provisions of the due date of this Deed and shall not raise any objection even if the Loan Acceptance Receivables and Party A’s loan receivables for Party B are offset at the corresponding amount at any time, even if there is no notice or demand from Party A.

Article 1-2 (Payment before Maturity)

(1)	Party B shall not terminate all or part of the Loan Obligations prior to the due date without the approval of Party A.

(2)	If Party B makes an early repayment with the consent of Party A, and the amount calculated based on the financial loan interest rate as of the contract signing date for the period from the day after the repayment date until the originally set loan maturity date (calculated according to the interest rate specified in Article 1 of the “Confirmation Items for Use of the Corporation’s Funds”) exceeds the amount calculated based on the financial loan interest rate as of the repayment date for the same period, Party B shall immediately pay Party A the excess amount as an early repayment fee.

(3)	If a person other than Party B, such as a guarantor, makes an early repayment, the preceding two paragraphs shall apply.

Article 1-3 (Exclusion of Anti-social Forces)

(1)	Party B, the Guarantor, and the Security Provider shall not currently be a member of an organized crime group, an organized crime group member, a person for whom five (5) years have not elapsed since he / she ceased to be an organized crime group member, a quasi-member of an organized crime group, a company related to an organized crime group, a general assembly member, etc., a social movement propaganda organization, a special intelligence violent group, etc., or any other person equivalent thereto (hereinafter referred to as the “ Anti-social Forces”) and that not fall under and will not fall under any of the following items in the future:

(a)	To have a relationship in which the Anti-social Forces is deemed to control the management

(b)	To have a relationship in which the Anti-social Forces is found to be substantially involved in the management

(c)	To have a relationship which is found to be using the Anti-social Forces unjustly, such as for the purpose of acquiring an illicit gain for itself or a third party, or causing damage to a third party

(d)	To have a relationship with the Anti-social Forces through which it is found to be involved, such as by providing funds, benefits, etc.

(e)	The officer or the person who is substantially involved in the management has a socially reprehensible relationship with the Anti-social Forces

(2)	Party B, the Guarantor and the Security Provider shall guarantee that they will not engage in any act that falls under any of the following items by themselves or using a third party:

(a)	To demand violently

(b)	To demand unreasonably beyond legal liability

(c)	To threat or use violence in connection with a transaction

(d)	To spread rumors, use fraudulent means or force to damage the reputation of Party A, or obstruct the business of Party A

(e)	Other acts equivalent to those set forth in the preceding items

(3)	In the event that any damage occurs to Party B, the Guarantor or the Security Provider due to the application of the provisions of paragraph (2), Item (v) of the following Article, no claim shall be made to Party A. In the event that Party A suffers any damage, Party B, the guarantor or the security provider shall be liable for such damage.

Article 2 (Forfeit of Benefit of Time)

(1)	In the event that party B falls under any of the following items, party B shall automatically lose the benefit of the term regarding the loan obligation from party A without any prior notice or demand, and shall immediately repay the entire loan obligation and all related obligations:

(a)	In the event that Party B has suspended payments, or a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings or special liquidation has been filed with respect to Party B

(b)	When party B is subject to a transaction suspension by the bill exchange, a transaction suspension by the All Japan Electronic Bill Network Co., Ltd., or equivalent measures by another electronic credit recording institution

(c)	Party A has come to know that the whereabouts of Party B are unknown due to reasons attributable to Party B such as failure to notify the change of address

(2)	If Party B deems that any of the following items is applicable to Party A and receives a request from Party A, Party B shall immediately pay all or part of the Loan Obligations and any and all obligations incidental thereto in accordance with the instructions of Party A, regardless of the maturity date of the Loan Obligations:

(a)	If Party B uses the Borrowed Funds in violation of the provisions of Article 3, or does not use the Borrowed Funds for a long period of time after the Borrowed Funds have been borrowed, or if Party A sets a reasonable period of time and urges Party B to submit documents for payment avoidance in accordance with the provisions of the List of Purposes of Use of Funds, but Party B fails to submit such documents within such period of time

(b)	In the event that Party B sells an asset acquired with the Borrowed Funds or uses an asset acquired with the Borrowed Funds for a purpose other than the initial purpose without the approval of Party A

(c)	In the event that Party B fails to perform the Loan Obligations, any and all obligations incidental thereto, or any part of any other obligations owed to Party A on due date

(d)	In the event that Party B or the Security Provider fails to comply with the terms and conditions set forth in this Deed or the instructions of Party A based on such terms and conditions

(e)	When Party B falls under any of the items specified in Appendix 1 of the ‘Confirmation Matters for Using Public Corporation Funds

(f)	When Party B or the guarantor makes a statement or report to Party A that is inconsistent with the facts regarding this loan or during the period until the entire loan obligation is repaid, or fails to provide the necessary facts in their statements or reports

(g)	Party B, the Guarantor, or the Security Provider has been found to be an Organized Crime Group Member, etc., to have committed any act that falls under any of the items of Paragraph 1 of the preceding article, or to have committed any act that falls under any of the items of Paragraph 2 of the same article, or to have made a false report with regard to the representations and promises under Paragraph 1 of the same article

(h)	When Party B receives an order or notification for provisional seizure, preservation seizure, or attachment (excluding those related to the loan receivables specified in Article 1, Paragraph 6) for other obligations, or when a petition for auction is filed, or when Party B dies or is dissolved

(i)	when the Security Provider fails to carry out acts necessary for the preservation of the Security Deposit

(j)	if the Guarantor falls under any of the items of the preceding paragraph or Item (4) or Item (6) of this Paragraph

(k)	In addition to what is provided for in the preceding items, where there occur reasonable grounds requiring preservation of claims

Article 2-2 (Payment Obligation of Differential Interest)

In the event that the applicable interest rate set forth in paragraph (5) of this Article is lower than the interest rate at the time of violation of the conditions set forth in paragraph (7) of this Article, if any of the following items is applicable and Party B receives a claim from Party A, Party B shall apply the interest rate for violation of the conditions retroactively on the date of conclusion of this Agreement, and Party B shall pay the difference between the amount equivalent to the interest calculated by Party B in violation of the conditions and the amount equivalent to the interest paid based on the applicable interest rate separately from the delay payment set forth in Article 5 during the period from the date of conclusion of this Agreement to the date designated by Party A:

(a)	Paragraph 2, Items (1), (1-2), and (3) of the preceding Article (excluding the case of a collateral provider)

(b)	Party B provides “Matters to be Confirmed upon Use of JFC Funds” When any of the matters prescribed in Appendix 2 apply

Article 3 (Use of Funds)

(1)	Party B shall use the Borrowed Funds only for the purposes described in this Certificate and the List of Purposes of Use of Funds and shall not divert the Borrowed Funds to other purposes, unless Party B obtains approval from Party A.

(2)	In the event that all or part of the Borrowed Funds are long-term working capital, Party B shall not use such long-term operating funds for any of the purposes set forth in the following items:

(a)	To use for things that are not directly related to the business or use for business that is not subject to loan by Party A

(b)	A financial institution to be used as a mere substitute for the existing borrowings from the Bank

(c)	To lend funds to a third party, or using such funds for speculation or in a manner that deviates substantially from the purpose of the borrowing

(3)	In case that Party B has used the Borrowed Funds, Party B shall clarify the purpose of use thereof in accounting.

Article 4 (Changes in Interest Rates Due to Changes in Financial Conditions)

Party B, the Guarantor, and the Security Provider shall pay interest rates (including both the applicable interest rate and the interest rate for inconsistent terms and conditions) pertaining to the Borrowing. The same shall apply in this Special Provision. In the event that there are changes in the financial situation or other reasonable reasons, Party A agrees to change the procedures to the extent generally performed.

Article 5 (Overdue Interest)

Unless approved by Party A, in case that the payment of the principal and interest of the Borrowing Obligations has been delayed, Party B shall pay to Party A the amount of compensation for damages at the rate of 8.7% per annum corresponding to the number of days of such delay.

Article 6 (Security)

(1)	Except with the approval of Party A, the guarantor shall not transfer, lease, pledge, or make reservations to pledge the assets provided as collateral for the loan obligation to any third party, nor shall they establish a superficies on those assets for the benefit of a third party, change the condition of those assets, move those assets, or engage in any other actions that may cause damage to Party A or pose a risk of such damage.

(2)	The Security Provider shall establish a security interest on the assets set forth in the preceding paragraph as security for the Borrowing Obligations without delay, and shall cooperate with Party A with regard to procedures necessary to satisfy the requirements against third parties.

(3)	If the assets provided or promised as collateral for the loan obligation are lost, damaged, experience a change in value, or otherwise decrease in value and result in a deficiency in collateral security, or if there is a risk of such a situation occurring, or if Party A deems it necessary for the protection of its claim, Party B shall follow the instructions of Party A to take procedures for providing additional collateral and shall cooperate with Party A in the necessary procedures to establish requirements for opposing third parties.

(4)	In case that Party B has newly acquired land, buildings, machinery and equipment, or any other property to be used for business with the Funds or otherwise before the performance of all obligations under the Contract, if Party A deems it necessary, Party B shall add such property to the security under the Contract in accordance with the instructions of Party A.

Article 7 (Disposal of Collateral Assets)

In the event that Party B does not perform the Borrowing Obligations, Party A may freely dispose of any or all of the Secured Assets in a manner, at a time, at a price, etc. that are generally recognized as appropriate, without necessarily following the procedures prescribed by law. In this case, Party A may allocate the proceeds from the disposition to the repayment of all or part of the Loan Obligations and all incidental thereto by any method at its discretion, and Party B and the Security Provider shall not raise any objection to such allocation.

Article 8 (Property Insurance)

(1)	Party B or the Security Provider shall enter into a non-life insurance contract with an insurer approved by the Company in an amount equal to or greater than the amount designated by the Company with respect to assets pledged as collateral for the Borrowing Obligations or pledged for 提法 without delay after the Borrowing Of Funds, and such contract shall be continued until the Borrowing Obligations and all incidental obligation obligations are fully repaid. The same shall apply to the continuation of the non-life insurance contract concluded at the time of the Borrowing of Funds.

(2)	Upon the request of Party A, the Security Provider shall, without delay, transfer to Party A the right to claim insurance money under the insurance contract set forth in the preceding paragraph as security for the Loan Obligations in accordance with the instructions of Party A or establish a pledge on such right, and shall cooperate with Party A with regard to the procedures necessary to satisfy the requirements to assert against third parties.

(3)	In the event that the Security Provider concludes a further damage insurance contract for the same asset other than the insurance contract set forth in Paragraph (1) after the Borrowing of Funds, Party B shall report to Party A to that effect without delay, and the Security Provider shall follow the instructions of Party A.

(4)	In the event that the insured property is damaged, the Security Provider shall obtain the prior approval of Party A for the preparation of the original document to be submitted to the insurer, the 媽定 of the amount of loss compensation, etc. If no agreement is concluded between the Security Provider and the Insurance Company with respect to the amount of loss compensation, the Security Provider shall not raise any objection even if Party A concludes an agreement on behalf of the Security Provider.

(5)	In the event that an insured event occurs, Party B and the Security Provider shall not raise any objection even if Party A appropriates the insurance money received by Party A to the repayment of all or part of the Loan Obligations and any other obligations incidental thereto by any method at the discretion of Party A, regardless of the maturity of the Loan Obligations.

Article 9 (Guarantor)

(1)	The Guarantor shall be jointly and severally liable with Party B for the performance of the Loan Obligations and any and all obligations incidental thereto, regardless of the validity of the guarantee entrustment agreement between Party B and the Guarantor.

(2)	Party B and the guarantor (excluding a juridical person) Hereinafter the same shall apply in this paragraph Party B shall provide an appropriate explanation to the Guarantor with respect to the matters set forth in the following items, and the Guarantor shall execute this Agreement after managing these matters:

(a)	Property and income and expenditure of Party B

(b)	Presence or absence of obligations owed by Party B other than the Borrowing, the amount thereof, and the status of performance

(c)	If there is any other security that Party B provides or intends to provide for the Loan, a statement to that effect and the details thereof

(3)	Party A may provide Party B or a guarantor (including a person who has newly become a guarantor after the conclusion of the Agreement). The request for performance of obligations made to one of the guarantors shall be effective against Party B and all the guarantors.

(4)	Party B agrees in advance that upon request by the Guarantor, Party A shall provide the Guarantor with information regarding whether or not there is any default with respect to the Loan Obligations and any and all obligations incidental thereto, as well as the amount of any outstanding balance thereof and the amount of any portion thereof that has become due.

(5)	In case that Party B has received an instruction from Party A to add or replace a guarantor, Party B shall take necessary procedures without delay.

Article 9-2 (Rules on Performance of Obligations)

With respect to the arrangement of guarantee obligations based on this Deed, the Guarantor shall not be liable for any breach of the Guidelines for Management Security issued on December 5, 2013 by the Study Group (secretariat of the Japanese Bankers Association and the Japan Chamber of Commerce and Industry), the Guidelines for Management Security issued by the Study Group (secretariat of the Japanese Bankers Association and the Japan Chamber of Commerce and Industry), the Guidelines for Management Security issued by the Hereinafter referred to as “Guideline” Party A shall endeavor to deal with Party S in good faith in accordance with the guidelines.

Article 10 (Exemption from Subrogation and Security Preservation Order)

(1)	In the event that the Guarantor or the Security Provider performs part of the obligations under this Agreement and is subrogated to Party A, the Guarantor and the Security Provider shall not exercise any rights to be acquired by such subrogation unless the approval of Party A has been obtained, and the Guarantor and the Security Provider shall transfer the bridge or order to Party A free of charge at the request of Party A.

(2)	Party B, the Guarantor, and the Security Provider shall not object to any arrangements made between Party A and Party B or between Party A and Party B, the Guarantor, or the Security Provider with respect to the addition, change, or exemption of the Guarantor, or the provision, replacement, increase, or decrease of the security, or the redemption date, and Article 504 (1) of the Civil Code shall not be invoked.

Article 11 (Allocation of Payment)

In the event that several units of payment are to be made as payment of the Borrowing Obligations and any and all obligations incidental thereto, or in the event that Party B has other obligations from Party A, if payment is made that is not sufficient to extinguish all of the obligations, the Borrowing Obligations may be appropriated at any time in an order and in a manner deemed appropriate by Party A, and Party B, the Guarantor and the Security Provider shall not raise any objection to such appropriation.

Article 12 (Third-party Repayment, Transfer of Claims, etc.)

Party B shall not raise any objection even if Party A receives payment from any person or assigns the Loan Receivables and any and all receivables incidental thereto to any person.

Article 12-2 (Risk-bearing, etc.)

(1)	In the event that a certificate submitted by Party B to Party A is lost, destroyed, damaged or delayed due to unavoidable circumstances such as an incident, disaster or accident during transportation, Party B and the guarantor shall pay the obligations based on the records of Party A such as books, vouchers and electromagnetic records.

(2)	In the case referred to in the preceding paragraph, Party B shall immediately submit a new certificate if requested by Party A, and Party B and the guarantor shall bear any damages incurred in this case, except for cases attributable to Party A.

Article 13 (Notification and Report)

(1)	In the event of any change in the address, name, trade name, capital, representative or business of Party B, the guarantor or the security provider, or in the event of death, dissolution or any other event equivalent thereto, Party B shall promptly notify Party A thereof in writing on a case-by-case basis.

(2)	In the event that any of the following items is applicable, Party B shall promptly report to Party A on a case-by-case basis:

(a)	Significant changes in the assets or business of Party B or the Guarantor are found or are likely to be found

(b)	Cases where there have been any changes to the assets provided or promised to be provided as security, or where the value of such assets has decreased or is likely to decrease due to loss, damage, price fluctuations or any other circumstances

(c)	In addition to the cases listed in the items of Section 3, when instructions are received from Party A

(3)	In the event that the notice or documents, etc. sent by Party A have been delayed or have not arrived due to the failure of Party B to submit the notification set forth in Paragraph (1), Party B, the guarantor or the Security Provider shall not raise any objection even if they are deemed to have arrived at the time when they should have normally arrived.

Article 13-2 (Notification of Adult Guardian, etc.)

(1)	In the event that assistance, curatorship, or guardianship is commenced or a supervisor of a voluntarily appointed guardian is appointed based on a ruling by the family court, Party B and the guarantor shall immediately notify Party A of the name of the guardian of the adult and other necessary matters.

(2)	Party B and the Guarantor shall also notify Party A of any cancellation or change in the matters notified under the preceding paragraph in the same manner.

(3)	Party B and the Guarantor shall not exercise the Right of Cancellation with respect to the remains of Party A that have arisen prior to the notification set forth in the preceding two paragraphs.

Article 14 (Submission of Financial Statements)

(1)	For each accounting period, Party B shall prepare a balance sheet, profit and loss statement, business report, annexed detailed statements thereof, and other materials instructed by Party A (hereinafter referred to as “Financial Statements, Etc.”). Party A shall submit the following documents to Party A.

(2)	In case that Party B has received instructions from Party A, Party B shall submit to Party A financial statements, etc. related to Party B’s parent company, subsidiaries, and other parties deemed by Party A to have a close relationship with Party B in terms of capital relationship, business relationship, management team, and other actual business conditions.

Article 15 (Investigation)

(1)	When deemed necessary, Party A may enter the offices, factories, workplaces or other necessary locations of Party B to investigate the status of business, documents, books and other necessary matters, and in such cases, Party B shall provide Party A with reasonable benefits.

(2)	Party A may investigate assets that have been provided or promised to be provided as collateral for the Loan, and in this case, the collateral provider shall provide Party A with reasonable benefits.

Article 16 (Cost Burden)

(1)	Party B shall pay all costs and expenses related to the Borrowing (including costs and expenses related to a notarial deed of a declaration of intent to guarantee by a person who becomes a guarantor).

(2)	In the event that Party A has made a registration or paid a non-life insurance premium on behalf of Party B or the Security Provider, or has commissioned the creation of a notarial deed, or has made any other advance payment of expenses for the preservation of claims, Party B shall pay to Party A compensation for damages at the rate of 8.7% per annum in accordance with the number of days of advance payment based on the amount equivalent to the advance payment paid by Party A and excluding cases where the approval of Party A has been obtained.

Article 17 (Calculation Method of Interest, etc. in case of Fractional Periods)

(1)	When Party B pays interest related to this loan to Party A, and there is a fractional period of less than or more than one year, the interest for that fractional period shall be calculated by multiplying the principal amount by the annual interest rate and the number of days in the fractional period, and dividing by 365, regardless of whether it is a leap year or not. The same method shall apply when calculating the interest equivalent amount under the provisions of Article 2-2.

(2)	In the event that Party B pays to Party A compensation for damages in connection with the Loan, the amount shall be calculated by multiplying the original amount by the number of days in the period of the delinquency or advance and the rate per year, and dividing the amount by 365 minutes regardless of whether it is an average year or a leap year. The same shall apply to the calculation of the prepayment fee.

Article 18 (Preparation of Notarized Deed)

Upon receipt of instructions from Party A, Party B and the Guarantor shall immediately commission a notary public to undertake the necessary procedures for the creation of a notarial deed that includes the approval of the Borrowing Obligations and any and all obligations incidental thereto and the acknowledgement of compulsory execution.

Article 19 (Governing Law and Jurisdiction)

(1)	This Agreement shall be governed by the laws of Japan.

(2)	In the event that the necessity of litigation arises with respect to the various transactions based on this Agreement, the district court or summary court having jurisdiction over the location of the head office or the branch office of Party A (in the event that the branch office of Party A is changed, the branch office after the change) shall be the court with jurisdiction of the first instance.

Greater than or